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                                                                   EXHIBIT 10.12
                              THE PRINCETON REVIEW

                     EXECUTIVE COMPENSATION POLICY STATEMENT

The Princeton Review, Inc ("TPR") wants to fairly compensate its senior management in a consistent and clear way. This document will serve as an addendum to the employment agreements of executives selected by the Chief Executive Officer ("CEO") or the Board of Directors (the "Board").

The issues covered are as follows: (1) Who is eligible; (2) Responsibilities and Non-compete; (3) Term & Compensation; (4) Termination for Cause, Disability or Death; (5) Severance Benefits and Payments; (6) Change of Control; and the always-popular (7) Legal Stuff.

Section 1. Who is Eligible

     1.1. The CEO or the Board shall decide who will be covered under the Executive Compensation Policy.

     1.2. An executive will not be covered under the Executive Compensation Policy unless he or she has an effective employment agreement that provides for such participation.

Section 2. Responsibilities and Non-compete

     2.1. So long as this Agreement continues in effect, the Executive shall devote full business time and energies to the business affairs, including management and financial responsibilities, of TPR. Further, he or she will use his or her best efforts, skill and abilities to promote their interests, in accordance with guidelines, policies and objectives established by TPR and his or her manager.

     2.2. Any materials, writings, graphics, techniques, methods or products relating or reasonably applicable to TPR business, or any natural extension thereof, which may be developed by the Executive during his or her term of employment with TPR shall inure solely and fully to the benefit of TPR, without any additional compensation to the Executive.

          In addition, TPR will be the exclusive owner of all intellectual property rights (including copyrights, patents, trade secrets, trademarks and moral rights) in all of the Executive's works of authorship, inventions, and other creations, ideas, suggestions and contributions, either standing alone or as part of a collective work, that are within the scope of the Executive's employment at TPR. At TPR's request, the Executive agrees to sign all documents necessary to confirm this agreement and to secure and perfect TPR's interest in such rights. The Executive acknowledges that during his or her employment with TPR, he or she may have had otherwise prohibited access to trade secrets and other oral or


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          written information and materials that are confidential in nature and proprietary to TPR. The Executive will not, at any time, whether during or after the term of employment, directly or indirectly, by any means or devices whatsoever, copy, retain, disclose, use, or permit the use of or access to any confidential business information, except as may be required in the performance of the Executive's duties for TPR. Upon termination or expiration of employment with TPR, the Executive will immediately turn over to TPR all copies of any confidential business information in his or her possession or control.

     2.3. In the event of a breach or threatened breach by the Executive of any provision of this Agreement which would be difficult to measure in terms of monetary damages, including, but not limited to, the disclosure of confidential business information, or the unauthorized rendering of services to any person or firm engaged in a business competitive with that of TPR or its franchises as described in Section
          2.4 below, TPR shall by agreement of the parties be entitled to obtain a restraining order, injunction and all other appropriate equitable remedies in addition to other applicable remedies provided by applicable law. It is expressly agreed that the Executive's obligation to maintain the confidentiality of the business of TPR and its franchises, which are not matters of general public knowledge, will survive the termination of this Agreement.

     2.4. The Executive shall not, during the term of this Agreement or for a period of eighteen (18) months following the expiration or termination of this Agreement:

          2.4.1. engage in any capacity, in the business of providing assistance with respect to preparation for standardized examinations or the college, professional school, or graduate school admissions process, without the advance written consent of TPR, or

          2.4.2. solicit the services of any employee of TPR or any of its franchises (or any individual employed by TPR or any of its franchises within the then most recent 12 months) or take any action that results, or might reasonably result, in any employee ceasing to perform services for TPR or any of its franchises and commencing to perform services for the Executive or any person or entity associated with the Executive. If the Executive breaches this Section 2.4, he or she will immediately forfeit as of the time of such breach the right to receive any severance payments or benefits under this Agreement and forfeit the gain from any stock options exercised following a termination of employment. In addition, TPR will be entitled to require that the Executive repay to TPR the value of any such payments or benefits previously paid to the Executive and to pursue any additional remedies at law or equity, including, without limitation, those contemplated by Section 2.3 above.

     2.5. If any provision of this Section 2 is found to be void or unenforceable, in whole or in part, then the remainder of the provisions of this Section 2 will remain in full force and effect and in no way be affected or impaired, and the provision so found to be void or unenforceable will be deemed modified in amount, duration, scope or otherwise to the minimum extent necessary such that such provision


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          shall not be void or unenforceable and, as so modified, will remain in full force and effect.

Section 3. Term & Compensation:

     3.1. The Agreement has an initial one-year term which will automatically be extended for additional two-year periods upon the completion of the initial one-year term or any two-year extension period thereafter until (i) the Executive voluntarily terminates employment or (ii) TPR gives contrary written notice to the Executive at least 60 days prior to the completion of the initial one-year term or any two-year extension period thereafter.

     3.2. Base annual salary is payable in 26 equal bi-weekly installments.

     3.3. A health insurance plan comparable to the best plan being provided on a current basis to management executives of TPR or other TPR employees.

     3.4. Other benefits such as 401(k), cafeteria plan, educational reimbursement and such others as may be provided to other management personnel of TPR or other TPR employees.

     3.5. Three weeks of paid vacation.

Section 4. Termination for Cause, Disability or Death:

     4.1. TPR may terminate the Executive's employment for Cause.

     4.2. TPR may terminate the Executive's employment due to his or her "Disability." For purposes of this Agreement, the Disability of the Executive shall mean that the Executive shall fail because of illness or incapacity to perform for 90 successive days, or for shorter periods aggregating 90 days or more in any consecutive 12-month period (the "Periods of Disability"), the duties of employment. In no event will the Executive's absence from work on an approved maternity or paternity leave be counted as a Period of Disability.

     4.3. This Agreement shall terminate immediately upon the Executive's death.

     4.4. If either party terminates this Agreement, neither shall publicly disclose the reason or basis for the termination, except if the reason or basis was a conviction of a crime of the kind described in Section
          4.1 above.

Section 5. Severance Payments and Benefits:

     5.1. If the Executive's employment terminates for any reason during the term of the Agreement, the Executive will be entitled to receive his or her salary through the date of termination (and a cash payment for vacation accrued to that date).

     5.2. If TPR terminates the Executive's employment due to his or her Disability, then, in addition to the payments provided under Section
          5.1 above (which will include the salary accrued by the Executive during the Period(s) of Disability), the Executive will also continue to receive base salary for a period of six months following the date of termination, minus any other Disability benefits provided


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          by TPR to the Executive during this period. Payment under this Section
          5.2 will, however, immediately cease upon the Executive's return to employment with TPR or any other employer.

     5.3. If TPR terminates the Executive's employment without Cause, or if the Executive terminates employment after being Reassigned, then, in addition to the payments provided under Section 5.1 above, TPR will pay the Executive his or her annual base salary for an additional six months following termination. In addition, the Executive will be entitled to reimbursement of COBRA payments to maintain medical and dental insurance for a number of weeks equal to twice the number of years he or she was employed full-time by TPR.

     5.4. If TPR does not renew the Agreement under Section 3.1 above, then, in addition to the payments provided under Section 5.1 above, TPR will give the Executive a lump-sum payment equal to his or her weekly salary multiplied by twice the number of years he or she was employed full-time by TPR. This payment will not be due if TPR is in the process of Terminating for Cause at the time of renewal.

     5.5. Any severance payments or benefits provided under this Section 5 shall be in consideration of the non-competition provisions of Section 2.4 above.

Section 6. Change in Control:

     6.1. TPR shall retain full and unlimited discretion to add to or to dispose of TPR. However, if there is a Change in Control during the term of the Agreement, the Executive will be entitled to immediate vesting and settlement of all deferred stock and stock options then held by the Executive under the relevant plans, and of all other stock-based awards granted to the Executive under any stock-based incentive plan of TPR.

Section 7. Legal Stuff:

     7.1. Except for the right of TPR to seek equitable relief under the circumstances provided by Section 2 hereof, any controversy, dispute or claim arising under or relating to the provisions of this Agreement, or the breach thereof, shall be determined by arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision and award in such arbitration proceeding shall be binding and final on the parties, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     7.2. If any provision of the Agreement shall be found to be invalid or unenforceable, that provision only shall be deemed to be deleted, or revised to validly express the intention of the parties, and the remainder of the Agreement, by intention of the parties, shall remain valid and enforceable to the fullest extent permitted by law.


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     7.3. The Agreement is personal to the Executive and may not be assigned by him or her. TPR may assign the Agreement to any successor, or to any party or corporation that may succeed to the business of TPR or of such successor by sale of assets, merger, or consolidation or otherwise, provided the assignee assumes the responsibilities and obligations of TPR under the Agreement.

     7.4. The Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof. A modification of this Agreement will be binding only if agreed to in writing by the party sought to be bound or obligated.

     7.5. The Agreement shall be interpreted under the laws of the State of New York.

     7.6. The Agreement may be executed in any number of identical counterparts, and each counterpart shall be deemed a duplicate original hereof.

     7.7. The CEO (except with respect to the CEO's employment agreement, in which case the Board) shall administer this Policy and shall have exclusive authority and discretion to interpret and construe the terms hereof and to determine the Executive's eligibility for payments and benefits hereunder. Any such determination will be final and binding on the Executive unless arbitrary and capricious or made in bad faith.

     7.8. Any payments due to the Executive hereunder will be reduced by all required withholding and other taxes.

     7.9. Many definitions and terms used here can be found in The Princeton Review Glossary. Any of the terms may be superseded by the specific employment agreement, which along with this addendum, are referred to herein as the "Agreement". However, the terms herein supercede those of the Stock Option Grant or Stock Incentive Program.


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